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                                  EXHIBIT 20.2

                     Press Release dated February 10, 1998




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PUBLIC RELATIONS:                                     INVESTOR RELATIONS:

Stacey O'Hara                                         Randi Paikoff Feigin
Cisco Systems, Inc.                                   Cisco Systems, Inc.
(408) 527-9365                                        (408) 527-1099
sohara@cisco.com                                      rfeigin@cisco.com



         CISCO COMPLETES ACQUISITION OF LIGHTSPEED INTERNATIONAL, INC.


     SAN JOSE, Calif. - February 10, 1998 - Cisco Systems, Inc. today announced it has completed the acquisition of LightSpeed International, Inc. of Sterling, Virginia.

     On December 22, 1998 Cisco Systems announced a definitive agreement to acquire privately-held LightSpeed, an innovator in voice signaling translation technology. Under the terms of the acquisition, 3 million shares of Cisco common stock were exchanged for all outstanding shares and options of LightSpeed. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings of between $.16 and $.18 cents per share in the third fiscal quarter of 1998.

Cisco Systems

     Cisco Systems Inc. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. News and information are available at http://www.cisco.com.


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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
Cisco Systems, Inc. in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing risks, risks associated with the Internet infrastructure, volatility of stock price, financial risk management and future growth subject to risks.